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                                                                    EXHIBIT 10.3

                         APPLE EDUCATION SALES AGENT

                          FISCAL YEAR 1997 AGREEMENT
                              (LIMITED DURATION)

         THIS AGREEMENT is between Apple Computer, Inc., a California corporation with its principal place of business located at One Infinite Loop, Cupertino, California 95014 ("Apple"), and Dataflex Corporation, a corporation organized under the laws of New Jersey with its principal place of business located at 2145 Calumet St., Clearwater, FL 34625 ("Sales Agent" or "Agent").

1.      DEFINITIONS

        The following terms shall have the meanings set forth below whenever they are capitalized and used in this Agreement, in any Addenda, or in any documents incorporated by reference:

A. "Agreement" shall mean this 1997 Apple Education Sales Agent Agreement and any other documents incorporated by reference.

B. "Apple Product(s)" and/or "Product(s)" - shall mean hardware, software, support, and training products, including items manufactured, distributed or licensed ("sold") exclusively by Apple and items manufactured or distributed by others, that may be sold by Apple to Authorized Customers.

C. "Authorized Customers" or "Authorized Education Customers" shall mean the Kindergarten through Twelfth Grade ("K-12") institutional customers specifically assigned to Agent by name or territory by Apple.

D. "Authorized Product(s)" shall mean those Products listed in the then-current Apple Education Sales Product & Price list ("Education Price List") that Agent is authorized to promote to its Authorized Education Customers.

E. "Central Processing Unit", or "CPU" shall mean that logic board assembly consisting of random access memory, microprocessor, read only memory with support for displays, and peripheral input-output devices such as keyboard, mice, disk drives.

F. "Authorized Customer/Compensation Schedule" or the "Schedule" shall mean the K-12 institutional customers within the assigned territory, which is specifically assigned to Sales Agent by Apple, and the guidelines for Sales Agent remuneration. Both may be modified by Apple from time to time.

G. "Consumables" shall mean those items, such as specialty paper/media, toner cartridges, inkjet tanks and cartridges, printer ribbons, floppy disks and labels, as specified by Apple in the appropriate price list, that Agent shall be permitted to order and resell to its Authorized Education Customers.

H. "Education Customers" shall mean all public and private nonprofit K-12 education institutions.

I. "Effective Date" shall mean October 5, 1996, or the day after the Sales Agent's "Apple Education Sales Agent 1995 Agreement (Limited Duration)" is terminated, whichever occurs earlier.

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J.      "Performance Requirements for Sales Agents" shall mean the obligations with which Sales Agents must comply to maintain their authorization as an Apple Education Sales Agent.

K. "Statement of Work" means the documentation sent to Sales Agent by Apple, which describes the responsibilities and obligations of the Sales Agent to promote Apple products, services, and solutions to Authorized Customers on Apple's behalf. These requirements and responsibilities may be modified by Apple at its sole discretion from time to time.

L. "Sales Agent," or "Agent," shall mean the entire legal entity (Corporation, Partnership, or Sole Proprietorship) that is a party to and authorized by this Agreement.

M. "Personal Digital Assistant," or "PDA" shall mean hand held or other portable computing devices which capture data through pen, voice, keyboard, touch or similar input and which consist of random access memory, microprocessor, read only memory, built in display, and built in wireless or wired communication capability.

N. "Server," shall mean the system assembly consisting of logic board assembly including random access memory, microprocessor and read only memory, with support for displays, connection devices, software and peripheral input-output devices such as keyboard, mice, disk drives, back-up, and compact disk; and with the capability to store and serve resources on a Local Area Network or Wide Area Network, or to act as a Server in a Client Server environment.

O. "Performance Review" shall mean the documentation sent to Sales Agent by Apple on or about March, 1996, which requested information regarding the Sales Agent's evaluation of its performance under the "Apple Education Sales Agent 1995 Agreement (Limited Duration)," and it includes the Sales Agent's complete written response to that documentation.

P. "Printer" shall mean any device capable of delivering visual images processed on a computer to a medium such as paper or film. A printer is considered capable of reproducing a visual image to a media capable of being distributed or copied.

Q. "Assigned Territory" shall mean the territory assigned by Apple to the Sales Agent, which may be modified by Apple from time to time.

2.      APPOINTMENT OF SALES AGENT

A. Appointment. Apple hereby appoints Sales Agent as an Authorized Apple Education Sales Agent solely for the purpose of soliciting sales of Apple Products from Authorized Customers on Apple's behalf. Sales Agent shall aggressively promote the sale of Apple Products to Authorized Customers in accordance with the terms of the Agreement. Sales Agent may not solicit sales under this Agreement from any other customers. This appointment extends only to those Apple Products and designated in the Education Price List and any additional products specified by Apple from time-to-time.

B. No Assignment. The authorization is based upon the existing ownership of Sales Agent and is, therefore, personal in nature. Consequently, Sales Agent may not assign or transfer any or all of its rights or obligations under the Agreement without express written approval from Apple; and, any change in ownership without such approval shall be grounds for immediate termination.

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C.      Limited Agent.  Sales Agent is an agent of Apple only for the limited purpose of aggressively promoting the sale of Apple Products in accordance with this Agreement. Sales Agent is not authorized pursuant to this Agreement to provide service and support of Apple Products.

D. Independent Status. Nothing stated in this Agreement shall be construed as constituting Apple and Sales Agent as partners or joint ventures, or as creating the relationship of employer and employee, master and servant, franchisor and franchisee, or licensor and licensee between Apple and Sales Agent.

3.      SCOPE OF AUTHORIZATION

A. Limited Duties and Rights. Sales Agent agrees to perform the following limited duties and Apple grants Sales Agent the following limited rights:

(1) to directly solicit sales of Apple Products contained in the Apple Education Price List from Authorized Customers, in accordance with Apple's guidelines as they are amended from time to time, subject to Apple's final acceptance of any purchase order;

(2) subject to the limitations of Section 6 below, to use Apple's name and trade designations, in connection with the solicitation of sales of Apple Products to Authorized Customers;

B.      Authorized Customers.
        Authorized Customers are assigned to Sales Agent by name and/or territory. Sales Agent understands and agrees that during the course of this Agreement, changes may be needed by Apple in the solicitation of, sale, marketing, installation, demonstration and/or distribution of Apple Products to K-12 institutional customers. Such changes, which will be made by Apple in its sole discretion, could result from changes in federal, state and/or local laws, competitive bidding, or other requirements. Apple reserves the right to (1) discontinue or modify Sales Agent's assignment of any or all of the assigned Authorized Customers at any time, with or without cause, upon written notice to Sales Agent, and (2) authorize other entities to solicit the sale of, sell, market, install, demonstrate, distribute or otherwise promote Apple Products to Authorized Customers assigned to Sales Agent. At Apple's sole discretion the Sales Agent may or may not be compensated for these sales.

C.      Apple-Only.
        Sales Agent agrees that it shall not, in any capacity, solicit the sale of, sell, distribute, market, install, demonstrate or otherwise promote to any Education Customers, including Sales Agent's Authorized Customers, any CPU, PDA, Printer, or Server, other than those manufactured by Apple or appearing on the Apple Education Price List, without the prior written consent of Apple.

D. Resale of Consumables. Subject to credit approval, Sales Agent may purchase certain Consumables as Apple designates on the then-current appropriate price list for resale to the Authorized Customers assigned to it.

E. Reserved Rights. Apple reserves the right to change purchase terms and conditions, to decline any purchase orders, and to discontinue any promotion, program, or Product subject to such orders, without obligation to Sales Agent.

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4.      SALES AGENT OBLIGATIONS

A. Promotion of Apple Products. Sales Agent agrees to conduct its business in a manner that reflects favorably on Apple's Products and their high-quality image, and on the good name, goodwill, and reputation of Apple. Sales Agent shall:

(1) comply with Apple's programs and policies contained in documentation available to Sales Agent;

(2) maintain at least one office location where Sales Agent's staff can meet and Apple Products can be demonstrated. The interior and exterior of all Sales Agent office locations will be maintained in a manner that is conducive to the demonstration and promotion of Apple Products;

(3) utilize the promotional programs and funds Apple makes available, if any, in accordance with guidelines published by Apple from time to time;

(4) make no representations (written or oral) with respect to the specifications, features, or capabilities of Apple Products that are not consistent with those contained in promotional materials produced by Apple, including, but not limited to warranties, service, support and training.

B. Compliance with Laws. Sales Agent shall comply with all applicable federal, state, and local laws and ordinances in performing its duties hereunder and in any of its dealings with Apple or Apple Products.

C. Adhere to Business Plan. As required from time-to-time by Apple, Sales Agent shall submit business plans which shall be subject to Apple's approval. Sales Agent shall adhere to its approved business plan.

D. Adhere to Statement of Work. Sales Agent agrees to comply with the obligations set forth in the Document entitled, "Statement of Work", which may be modified by Apple from time to time.

E. Administrative Requirements. To qualify for and maintain its authorization as an Apple Education Sales Agent during the term of this Agreement, Sales Agent agrees that it shall comply with the following:

(1) Sales Agent shall provide reports and plans as required by Apple in the "Statement of Work" or as Apple may require from time to time.

(2) Sales Agent shall provide annual financial statements for its most recent fiscal year as well as trade credit and bank references, in a format specified by Apple. Upon Apple's request, Sales Agent shall provide Apple with audited financial statements. Sales Agent acknowledges that its furnishing or its failure to furnish such financial information may result in a modification of the credit terms, if any, offered Sales Agent by Apple and/or termination of this Agreement.

(3) Sales Agent shall notify Apple in writing no less than TWENTY (20) BUSINESS DAYS prior to any material change in the management or control of Sales Agent, or any transfer of any substantial part of Sales Agent's business, whether by sale of shares, sale of assets, merger, liquidation, or otherwise.


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(4)     Sales Agent shall promptly notify Apple in writing of any suspected product defect, safety problem, or claim or proceeding involving the advertisement, promotion, sale or support of Apple Products by Apple or Sales Agent.

(5) Sales Agent shall allow Apple, upon reasonable notice, to inspect Sales Agent's business operations, including all facilities and such records that relate to promotional programs and funds Apple makes available. Sales Agent shall maintain for at least FIVE (5) YEARS its records, contracts, and accounts relating to the Sales Agent's utilization of such promotional funds under this Agreement, to the extent Apple establishes such a program. Sales Agent upon reasonable notice shall allow Apple to audit and copy such records.

F.      Territories.

        Each Sales Agent may be assigned one or more Territories. Each Territory shall be described in the Authorized Customer/Compensation Schedule, or as agreed to in writing by Apple. Sales Agent shall establish and maintain a sales manager, field sales representatives, systems engineers, and any other positions, defined in the Statement of Work, or as required by Apple from time to time for each individual sales territory.

5.      COMPENSATION

A. Sales Agent will be compensated for sales they solicit, at the then-current rates set by Apple in the Authorized Customer/Compensation Schedule. Apple anticipates that the Schedule will be issued to the Sales Agent on or about November 1, 1996. Sales Agent may or may not be compensated for sales of Apple Products solicited by other entities, as determined by Apple in its sole discretion. Apple reserves the right to modify the compensation rate from time to time.

B. For the Sales Agent to be eligible for compensation, the Education Customer must be Sales Agent's Authorized Customer during the period which Sales Agent would otherwise be eligible for compensation under the Authorized Customer/Compensation Schedule.

C. No compensation specified in subsection 5A, above shall be due to Sales Agent, and any compensation paid shall be refunded by Sales Agent, to the extent that:

(1)     such Apple Products are rejected or returned in whole or in part;

(2) any portion of the purchase price for such Apple Products becomes subject to adjustment, refund or rebate; or

(3) payment to Apple for the Apple Products must or may be required to be returned by Apple in connection with any claim, action or proceeding (whether voluntary or involuntary) involving an Authorized Customer under any bankruptcy, insolvency, debtor's relief law or otherwise. Should no claim be made or action filed within eighteen (18) months after such payments are made, Sales Agent shall be entitled to the compensation.

6.      APPLE PROPRIETARY RIGHTS

A.      Trademarks, Service Marks and Trade names

(1) During the term of the Agreement, Sales Agent is authorized and permitted by Apple to display the registered trademarks "Apple" and the Apple logo, the other trademarks,


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        service marks and names belonging or licensed to Apple ("Apple Marks")
        solely in connection with Sales Agent's promotion of Apple Products. Sales Agent's display of such Apple Marks shall be in accordance with Apple's written policies in effect from time to time. Sales Agent will not remove any Apple Marks from any Authorized Products nor shall Sales Agent add any marks to such Products.

(2) Apple retains all rights not expressly conveyed to Sales Agent by the Agreement. Sales Agent recognizes the great value of the publicity and goodwill associated with the Apple Marks and acknowledges that such goodwill exclusively inures to the benefit of and belongs to Apple. Sales Agent has no rights of any kind whatsoever with respect to the Apple Marks. Sales Agent shall not use or license others to use the Apple Marks on or in connection with any goods or services (including but not limited to promotional and merchandising items such as key chains, mugs, and T-shirts) other than the Apple Products, except in accordance with Apple's written merchandising programs and policies.

7.      INSURANCE AND INDEMNITIES

A. Insurance. While this Agreement is in effect, Sales Agent shall keep in force and effect for each office a sufficient general liability insurance policy, including premises liability, products, and completed operations, with limits of coverage not less than $1,000,000.00 bodily or personal injury and $1,000,000.00 property damage, or $1,000,000.00 combined single limit.

B. Apple Indemnity. Apples agrees to defend any proceeding or action brought by a third party against Sales Agent to the extent based on a claim that: (1) the marketing or use of any product sold by Apple to an Authorized Customer infringes any U.S. patent, copyright, trademark, trade secret or other proprietary right of a third party; or (2) a defective Apple product directly caused death or personal injury (provided the product at issue has not been altered, modified or otherwise changed by Sales Agent). Apple agrees to indemnify Sales Agent for damages awarded to third parties solely as a result of such claims. Apple's obligation to so defend and indemnify Sales Agent is contingent on Sales Agent's compliance with subsection 7D below.

        IN NO EVENT WILL APPLE BE LIABLE FOR ANY LOST PROFITS OR OTHER INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES OF AGENT, EVEN IF APPLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

C. Sales Agent Indemnity. Agent agrees to indemnify and hold Apple harmless from and against any and all claims, costs, damages, and liabilities whatsoever asserted by any person or entity, resulting directly or indirectly from the acts, omissions, or negligence of Agent, its employees, or agents. Such indemnification shall include all reasonable legal fees and other costs incurred by Apple in defending any such claims. Sales Agent's obligations to indemnify and hold Apple harmless is contingent on Apple's compliance with subsection 7D below.

D. Notice/Defense. Each party shall promptly notify the other party of any claim, demand, proceeding or suit of which the other party becomes aware which may give rise to a right of defense or indemnification pursuant to this section ("Claim"). Notice of any Claim which is a legal proceeding, by suit or otherwise, must be provided to the indemnifying party within THIRTY (30) days of first learning of such proceeding. Notice shall include an offer to tender the defense of the Claim to the indemnifying party. The indemnifying


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       party, if it accepts such tender, shall be entitled to take over sole control of the defense of the Claim. That control shall include the right to take any and all actions necessary to completely and finally resolve the Claim by settlement or compromise (in which case the indemnifying party shall be responsible for the cost of settlement/compromise related to the Claim). Upon acceptance of tender, the indemnified party shall cooperate with the indemnifying party with respect to such defense and settlement. In the event a Claim is settled, both parties agree not to publicize the settlement and will make every effort to ensure the settlement agreement contains a non-disclosure provision.

8.     CONFIDENTIALITY

       Any information disclosed to Sales Agent by Apple relating to Apple's present or future developments, including but not limited to future product information, business activities, terms and conditions of this Agreement (including any documents incorporated by reference), pricing, and all other amendments and addenda between Sales Agent and Apple (except such information as is previously known to Sales Agent without an obligation of confidentiality or is publicly disclosed by Apple either prior or subsequent to Sales Agent's receipt of such information from Apple), shall be characterized as confidential information. Sales Agent shall hold such confidential information in trust and confidence for Apple and shall not use it except in furtherance of the relationship set forth in the Agreement, nor publish, disclose, or disseminate it for a period of FIVE (5) YEARS after receipt thereof by Sales Agent, except as may be authorized by Apple in writing. Sales Agent shall have no right to prepare any derivative works of such confidential information.

9.     LIMITATION OF LIABILITY

       IN NO EVENT SHALL APPLE BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF ANY NATURE, INCLUDING, WITHOUT LIMITATION, LOST BUSINESS PROFITS. DIRECT DAMAGES SHALL BE LIMITED TO AN AMOUNT NOT TO EXCEED $100,000 PER INCIDENT.

10.    TERM AND TERMINATION

A. Term. Unless terminated as provided herein, this Agreement shall be effective from its Effective Date until its expiration on September, 26 1997. Sales Agent and Apple agree that in no event shall either party be obligated to renew or extend the Agreement.

B. Termination with Sixty (60) Days Notice. Either party may terminate this Agreement at will, at any time, with or without cause, by written notice to the other party not less than SIXTY (60) DAYS before the effective date of such notice.

C. Immediate Termination. To the extend permitted by applicable law, Apple may terminate the Agreement effective immediately and without notice in the event that:

(1) Sales Agent fails to perform any obligation, duly, or responsibility imposed under this Agreement and such failure or default remains unremedied FIFTEEN (15) DAYS after written notice thereof.

(2) Sales Agent commits a felony or engages in an unlawful business practice or conduct prohibited in Sections 2,3, or 4 of this Agreement.

(3) There is any material change or transfer in the management or control of Sales Agent, Sales Agent's business operations, or any new affiliation or transfer of any substantial part of its business.


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(4)    Any conduct or proposed conduct of Sales Agent exposes or threatens to expose Apple to any liability or obligation, including any federal, state, or local law.

(5) Sales Agent fails to maintain sufficient net worth and working capital to perform its obligations; has a receiver or similar party appointed for its property; becomes insolvent or makes an assignment for the benefit of creditors; closes its offices or ceases to promote and solicit sales of Apple Products to its Authorized Customers.

D. Effect of Notice of Termination. In the event that notice of termination of the Agreement is given for any reason, Apple may restrict Sales Agent's use of available promotional funds, if any. Beginning on the date of the notice, payment of compensation which otherwise would be due pursuant to the Authorized Customer/Compensation Schedule shall be deferred. Sales Agent has thirty (30) days from the termination date to claim from Apple any compensation of any type or nature arising from or related to this Agreement. All such undisputed compensation shall be paid within FORTY-FIVE (45) BUSINESS DAYS after the effective date of termination; provided, however, that Sales Agent has complied with all material terms of this Agreement. In any event, Sales Agent shall only be entitled to compensation, as set forth in the Authorized Customer/ Compensation Schedule, for orders by Authorized Customers billed by Apple in its normal billing cycle prior to the effective date of termination.

E.     Effect of Termination.  Upon expiration or termination of the Agreement:

(1) Sales Agent shall promptly return to Apple all property of Apple in its possession, including but not limited to loaned or leased equipment, and any documents of any kind containing Apple confidential information.

(2) Sales Agent shall immediately cease using any Apple trademarks, service marks and trade names.

(3) Apple's assignment to Sales Agent of K-12 institutional customers shall cease and Apple shall be free to reassign, transfer or otherwise deal with such Education Customers.

(4) Any unspent promotional funds which may have been advanced to the Sales Agent by Apple shall be returned to Apple by Sales Agent within thirty
       (30) days from termination date. If unspent promotional funds are not returned, Apple may deduct an equal amount from any monies due the Sales Agent, at Apple's sole discretion.

F. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, ON ACCOUNT OF EXPIRATION OR TERMINATION OF THE AGREEMENT IN ACCORDANCE WITH ITS TERMS.

       To the extent permitted by applicable law, and in consideration of its entering into this Agreement, Sales Agent hereby waives and relinquishes any rights or claims under franchise, dealership, or other statues, or at common law, that would or might arise out of a termination of this Agreement by Apple or refusal by Apple or renew or extend the term of this Agreement.

G. Sales Agent's obligations under Sections 4.E(4) and (5), 6,7,8,9,10, and 11 and their subsections shall survive expiration or termination of the Agreement.



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11      GENERAL TERMS

A. Governing Law. The Agreement and the corresponding relationships of the parties shall be governed by and construed in accordance with the laws of the state of California without giving effect to its conflict of law provisions.

B.     Disputes

(1) Any dispute, resolution, or proceeding with respect to the Agreement shall take place in the County of Santa Clara, State of California. Sales Agent expressly agrees that venue within this district is proper and voluntarily submits to the jurisdiction of the courts within same.

(2) Any action arising from or related to the Agreement must be brought within ONE (1) YEAR from the date such action could have first been brought. The parties expressly agree to this provision notwithstanding any longer period which may be provided by statute and any such period is expressly waived.

C. Notice. Notices and demands of any kind that Sales Agent may be required or desire to serve upon Apple pursuant to this Agreement shall be served by United States mail, postage prepaid or overnight courier providing a signed receipt to Apple, at: Apple Computer, Inc.

       Attention: Education District Manager
       7650 Courtney Campbell Causeway
       Suite 1150
       Tampa, FL 33607

       Notices and demands of any kind that Apple may be required or desire to serve upon Sales Agent pursuant this Agreement shall be served by personal service, United States mail, postage prepaid, or electronic mail or overnight courier to Sales Agent, at Sales Agent's address set forth in the Agreement or Sales Agent's Applelink address or subsequently approved email address.

       With written notice to the other, Apple and Sales Agent may designate in writing different addresses. All notices or demands by United States mail shall be deemed given and complete upon mailing.

D.     Severability.

(1) In the event that any provision of the Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect and construed so as to best effectuate the intention of the parties upon execution.

(2) The paragraph headings contained herein are for reference only and shall not be considered as substantive parts of the Agreement. Use of the singular or plural form shall include the other, and use of the masculine, feminine, or neuter gender shall include the others.

E. Waiver. The waiver of any one default shall not waive subsequent defaults of the same or different kind.

F. Successors in Interest. The provisions of the Agreement shall be binding upon and inure to



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       the benefit of the parties, their successors, and permitted assigns.

G. Order of Precedence. The terms of this Agreement and all documents incorporated by reference shall be reasonably interpreted so as not to result in a conflict. In the event of any conflict, the following order of precedence will control: this Agreement, the Statement of Work, the Performance Review and Original Request for Proposal, in that order.

12.    ENTIRE AGREEMENT

       This document and all documents referred to or incorporated herein by reference contain all the agreements, warranties, understandings, conditions, covenants, and representations made between Sales Agent and Apple. Neither Apple nor Sales Agent shall be liable for any agreements, warranties, understandings, conditions, covenants, or representations that are not expressly set forth in the Agreement. Any different or additional terms and conditions in any purchase order, invoice or other such document are hereby expressly rejected by Apple and shall have no force or effect.

       The Agreement may only be modified in writing by an instrument signed by an authorized representative of each party. Apple may unilaterally modify guidelines and policies incorporated by reference in this Agreement effective on the date designated by Apple. For changes requiring Sales Agent to materially alter its activities, Sales Agent shall have a reasonable period of time to implement such changes provided such period does not exceed THIRTY (30) DAYS from the stated effective date. Any changes affecting price or compensation, however, shall be effective on the stated effective date.

       IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THE AGREEMENT THROUGH THEIR DULY AUTHORIZED REPRESENTATIVES.

SALES AGENT                             APPLE

Signature:  /s/ Anthony G. Lembo        Signature: /s/ Cheryl L. Cullins
            -------------------------              -----------------------------

Print Name: Anthony G. Lembo            Print Name: Cheryl L. Cullins
            -------------------------               ----------------------------

Title: Vice President                   Title: Manager, Bids & Contracts Mangmt.
       ------------------------------          ---------------------------------

Date:  7/12/96                          Dept: Bids and Contracts Management
       ------------------------------         ----------------------------------

                                        Date: 8/26/96
                                              ----------------------------------







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